Exhibit 99.1

Artificial Life Launches New Investment Entity and Announces First Investments

Company intends to acquire equity stakes in several promising start-ups and joint ventures during 2011

Hong Kong, Los Angeles, January 5, 2011 – Artificial Life, Inc., (OTC BB: ALIF), (http://www.artificial-life.com), today announced the launch of a new investment entity and its first two investments.

Artificial Life, Inc. has launched Artificial Life Investments Ltd., a new, wholly owned Cayman Islands subsidiary that will serve as a dedicated investment vehicle of the Artificial Life group.

In late December 2010, Artificial Life Investments Ltd. already made its first two investments, acquiring equity stakes of approximately 19% and 16%, respectively, in ARE Augmented Reality Europe GmbH (“ARE”), a Berlin-based technology start-up, and M-Health Middle East Ltd. (“M-Health”), a Cayman Islands joint venture that is expected to establish its headquarters in Dubai and begin operations in early 2011.

ARE is engaged in the global purchase, license and sale of license rights and patents to special augmented reality technology for mobile applications.  Artificial Life Investments Ltd. acquired its equity interest in ARE for approximately $695,000 USD.

M-Health is a newly formed joint venture between Artificial Life and two of its long-term clients and business partners, each with substantial experience and know how relating to doing business in the Middle East.  The venture will focus on mobile telemedicine technology sales and distribution in the Middle East.  The parties anticipate that M-Health will serve as Artificial Life’s distributor and sales agent in the Middle East in the telemedicine field, including actively selling and supporting Artificial Life’s Mobile Diab® technology and its mobile diabetes monitoring app GluCoMo™.  Artificial Life Investments Ltd. purchased its investment in M-Health by contributing accounts receivable in the aggregate amount of approximately $9.6 million USD.  Two other wholly-owned subsidiaries of Artificial Life, Inc. simultaneously acquired, in the aggregate, approximately 3.9% of the equity of M-Health in exchange for accounts receivable worth approximately $2.3 million USD.

Artificial Life Investments Ltd. intends to make additional investments in 2011, acquiring equity stakes in companies that the Artificial Life group considers to be a valuable extension of its core business.  The investment focus will be on certain mobile technologies such as augmented reality and optical recognition technologies, telemedicine, social networking and general business apps for mobile devices based on iPhone/iPad and Android operating systems.

Artificial Life Investments Ltd.’s flexible investment strategy, in which equity investments are preferably wholly or partially acquired in exchange for non-cash assets, is designed to take advantage of the current demand for Artificial Life’s proprietary technologies. These non-cash assets may include non-exclusive technology licenses, accounts receivable, or stock of Artificial Life, Inc

“The launch of our new investment entity and the completion of its first investments are major milestones in our expansion strategy for 2011 and the coming years.  Artificial Life has experienced rapid organic growth over the past couple of years. The Company has now reached a size and maturity where the logical next step is to engage more in m&a activities and to expand further by making selective equity investments in promising start-ups and joint ventures.  This is possible in part because of the high demand for our technology, which allows us, for example, to leverage licensing rights in our proprietary technologies for equity in new and promising start-ups or joint ventures.  Our new equity investments will give us the opportunity to grow in terms of both increased revenue volumes and new geographical markets” said Eberhard Schoneburg, CEO of Artificial Life, Inc.

Artificial Life welcomes investment proposals in its core business fields. Please contact us at ir@artificial-life.com.

About Artificial Life, Inc.

Artificial Life, Inc. has been a pioneer in artificial intelligence and mobile technology since its inception in Boston in 1994. We are a public US corporation (listed on OTC BB with ticker symbol: ALIF or ALIF.OB) registered in Delaware with a secondary listing on the Frankfurt Stock Exchange (AIF.F; Xetra: AIF.DE) and headquarters and production center in Hong Kong.  We have additional offices in Berlin, Germany (EMEA headquarters), Los Angeles, USA and Tokyo, Japan. Currently our main business areas are: high quality (3D) interactive (massive multiplayer) mobile games, mobile participation television, mobile business applications, our powerful mobile commerce technology platform OPUS-MTM and our green IT solutions provided by Green Cortex, Inc. We have won many industry awards for our outstanding technology and products.

For more information about Artificial Life, Inc., please visit our website www.artificial-life.com or our products websites: www.botme.com, www.mopa-tv.com, www.green-cortex.com and www.opus-m.com

Please also follow us on:

Facebook: http://www.botme.com/ref/alife-fb

Twitter: http://twitter.com/alifegames

MySpace: http://www.myspace.com/artificial_life_inc

YouTube: http://www.youtube.com/user/alifegames

For more information on ARTIFICIAL LIFE, INC., please contact:

Artificial Life IR and PR Contact:

Adeline Law

Tel: (+852) 3102 2800

ir@artificial-life.com

Forward-Looking Statements:

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements include, without limitation, statements regarding our future results of operations, financial condition and business prospects.  In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expect”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential”, “continue” or the negative of these terms or other comparable terminology.  Although such statements are based on our own information and information from other sources we believe to be reliable, you should not place undue reliance on them.  These statements involve risks and uncertainties, and actual market trends or our actual results of operations, financial condition or business prospects may differ materially from those expressed or implied in these forward looking statements for a variety of reasons.  Potential risks and uncertainties include, but are not limited to, our ability to obtain additional funding to operate and grow our business; the unproven potential of our mobile gaming business model; the unproven potential of our investment strategy; the demand for license rights to our proprietary technology; changing consumer preferences and uncertainty of market acceptance of our products; timely adoption and availability of 3G mobile technology; market acceptance for use of mobile handheld devices to play the interactive games; unpredictable mobile game development schedules; our reliance on a relatively small number of brands; our ability to license brands from others; our dependence upon our joint venture partners, resellers and telecommunication carriers and operators to distribute our products; our ability to successfully develop, introduce, and sell new or enhanced products in a timely manner; and the timing of new product announcements or introductions by us or by our competitors.  For additional discussion of these risks and uncertainties and other factors, please see the documents we file from time to time with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed on March 16, 2010.  We assume no obligation to update any forward-looking statements, which apply only as of the date of this press release.